Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE

FOURTH QUARTER AND FISCAL YEAR ENDED

JANUARY 28, 2006

– Fourth quarter and fiscal year results include goodwill impairment charge –

– Company announces intention to declare $4 per share special dividend –

Contact:	Julia Bentley (865) 981-6243 www.saksincorporated.com

Birmingham, Alabama (March 1, 2006)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the fourth quarter and fiscal year ended January 28, 2006. The Company also announced today that its Board of Directors has adopted a resolution expressing the Board’s intention to declare a special cash dividend of $4 per common share, immediately following the closing of the sale of its Northern Department Store Group (“NDSG”), which is expected to close by March 13, 2006.

The Company operates Saks Fifth Avenue Enterprises (“SFAE”) which is comprised of 55 Saks Fifth Avenue luxury department stores, 50 Saks Off 5th outlet stores, and saks.com. The Company also operates Saks Department Store Group (“SDSG”) consisting of NDSG (operating 142 department stores under the Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store nameplates), 40 Parisian specialty department stores, and 57 Club Libby Lu specialty stores. In October 2005, the Company announced it had reached an agreement to sell NDSG to The Bon-Ton Stores, Inc. for approximately $1.1 billion in cash plus the assumption of approximately $85 million of liabilities. In January 2006, the Company announced that it is exploring strategic alternatives for Parisian.

On July 5, 2005, the Company sold substantially all of the assets directly involved in the Company’s Proffitt’s and McRae’s department store operations to Belk, Inc. for approximately $622 million in cash plus the assumption of approximately $1 million of liabilities.

Earnings Overview

Fourth Quarter

Saks Incorporated recorded a net loss of $2.2 million, or $.02 per share, for the fourth quarter ended January 28, 2006. The quarter included net after-tax charges of $56.3 million, or $.42 per share primarily related to goodwill and other asset impairments. The Company performed its annual evaluation of the recoverability of SDSG’s goodwill as required by Financial Accounting Standard No. 142. Considering the effects of the sale of Proffitt’s/McRae’s, the agreement to sell

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NDSG, and the recently announced strategic alternative process for Parisian, the Company determined that a portion of the SDSG goodwill was impaired, and consequently, the Company recorded a fourth quarter non-cash after-tax charge of $48.5 million, or $.36 per share. The Company also incurred after-tax charges of $7.8 million, or $.06 per share, primarily related to store asset impairments and the disposition of assets associated with certain store closings.

The current year quarter also included (amounts are net of taxes):

•	expenses of approximately $1.7 million, or $.01 per share, related to legal and other costs associated with the previously disclosed investigations by the Securities and Exchange Commission and the Office of the United States Attorney for the Southern District of New York, which are ongoing, and

•	expenses of approximately $5.9 million, or $.04 per share, related to retention (as the Company must maintain adequate staffing to support its operations and to fulfill the obligations under its interim support services agreements with Belk and Bon-Ton) and severance (as the Company begins downsizing its organizational structure).

The Company recorded net income of $96.6 million, or $.68 per share, for the prior year fourth quarter ended January 29, 2005, which included after-tax charges of $5.2 million, or $.04 per share, primarily related to asset impairments and the disposition of assets associated with certain SFAE and Proffitt’s store closings.

For the current year fourth quarter, consolidated comparable store sales increased 1.9%. Total revenues declined 14.2% for the quarter, primarily reflecting the sale of the Proffitt’s/McRae’s business. The consolidated gross margin rate declined by 100 basis points from last year, primarily due to incremental markdowns taken at SFAE. As a percent of sales, selling, general, and administrative expenses increased by 90 basis points over the prior year. Excluding the expenses related to the aforementioned investigations and retention/severance, the SG&A rate as a percent of sales would have increased by approximately 20 basis points over the prior year.

Full Year

For the fiscal year ended January 28, 2006, the Company recorded net income of $22.3 million, or $.16 per share. The period included a net after-tax gain of $7.7 million, or $.06 per share, primarily comprised of (amounts are net of taxes):

•	a gain of approximately $75.0 million, or $.52 per share, on the sale of the Proffitt’s/McRae’s business (including an $88.0 million non-cash write-off of goodwill) and

•	a net gain of approximately $8.9 million, or $.06 per share, related to the estimated New Orleans store insurance settlement partially offset by

•	a non-cash loss of approximately $17.9 million, or $.12 per share, on the extinguishment of debt,

•	a non-cash goodwill impairment charge of approximately $48.5 million, or $.34 per share, and

•	expenses of approximately $9.8 million, or $.06 per share, associated with store asset impairments and the disposition of assets associated with store closings.

The year also included (amounts are net of taxes):

•	expenses of approximately $12.0 million, or $.08 per share, related to the aforementioned investigations;

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•	expenses of approximately $15.4 million, or $.11 per share, related to retention and severance;

•	expenses of approximately $1.6 million, or $.01 per share, related to the insurance deductible for the SFAE New Orleans store; and

•	income of approximately $2.2 million, or $.02 per share, relating to the Company’s estimated share of proceeds from the $3 billion Visa/MasterCard antitrust litigation settlement.

The Company recorded net income of $61.1 million, or $.42 per share, for the prior fiscal year ended January 29, 2005, which included charges of $29.9 million (net of taxes), or $.21 per share, primarily related to asset impairments and the disposition of assets associated with certain SFAE store closings.

For the fiscal year, consolidated comparable store sales grew 2.1%, and total sales declined 7.5%, primarily reflecting the sale of the Proffitt’s/McRae’s business. The gross margin rate was 80 basis points below last year, and SG&A expenses increased 90 basis points on a rate of sales basis over the prior year. Excluding expenses related to the aforementioned investigations, retention/severance, and the New Orleans insurance deductible, and the income from the Visa/Mastercard settlement, the annual SG&A expense rate as a percent of sales would have increased by approximately 10 basis points over the prior year.

Fourth Quarter and Year-End Segment Performance and Commentary

For the fourth quarter and fiscal year ended January 28, 2006, operating income by segment (in millions) was as follows:

	Quarter Ended Jan. 28, 2006	Quarter Ended Jan. 29, 2005	Fiscal Year Ended Jan. 28, 2006	Fiscal Year Ended Jan. 29, 2005
SDSG	$119.4	$124.5	$155.2	$160.9
SFAE	7.6	58.0	22.3	118.8
Items not allocated	(85.6)	(17.7)	24.6	(85.5)

Total	$41.4	$164.8	$202.1	$194.2

Items not allocated to the business segments are comprised of the gain on the sale of the Proffitt’s/McRae’s business (totaling $155.5 million on a pre-tax basis for the year); the goodwill impairment charge (totaling $51.5 million on a pre-tax basis for the year); the cost of certain services performed on behalf of the entire company; and those items not considered by corporate management in assessing segment operating performance, such as impairments, gains or losses on long-lived assets, certain store closing charges, debt restructuring charges, and certain retention and severance costs. Expenses associated with the investigations and New Orleans store insurance deductible expenses have been allocated to SFAE.

Included within SDSG’s operating income for the prior year fourth quarter ended January 29, 2005 was approximately $42 million of operating contribution associated with the Proffitt’s/McRae’s stores that were sold in July 2005. Included within SDSG’s operating income for the fiscal year ended January 29, 2005 was approximately $49 million of operating contribution from July 2004 through January 2005 for the sold stores.

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Comments on the Quarter

SDSG

For the fourth quarter, SDSG generated operating income of $119.4 million, a $5.0 million decline from last year, which was attributable to the loss of operating income from Proffitt’s/McRae’s which was sold in July 2005, offset in part by the absence of depreciation expense at NDSG due to the NDSG assets being classified as “Held for Sale.” Excluding Proffitt’s/McRae’s and the impact of NDSG depreciation, operating income would have increased by approximately $22 million, or 27%, for the quarter. SDSG’s performance reflected a comparable store sales increase of 2.4% and a total sales decline of 20.8% (principally related to the sale of Proffitt’s/McRae’s). For the quarter, SDSG generated an improved gross margin rate and an improved SG&A rate as a percent of sales. Both NDSG and Parisian generated solid year-over-year operating income improvement.

SFAE

SFAE’s fourth quarter operating income totaled $7.6 million, a $50.4 million decline from the prior year. Expenses related to the investigations (approximately $2.8 million on a pre-tax basis), the reduction in operating income contribution associated with the closed New Orleans store (estimated at approximately $6 million on a pre-tax basis), and the reduction in operating income contribution associated with eight Saks Fifth Avenue and three Off 5th stores closed in the fourth quarter of last year (estimated at approximately $8 million on a pre-tax basis) accounted for $16.8 million of the shortfall. The balance of the shortfall was primarily related to gross margin.

Stephen I. Sadove, Chief Executive Officer, commented, “SFAE’s fourth quarter performance was unacceptable. Comparable store sales rose 1.4% in the quarter, which was substantially below our expectation of a mid-single digit increase. Consequently, in order to balance inventories by year end, we took significant markdowns and accelerated two major clearance events during the quarter. In addition, gross margin was negatively affected by a decline in the year-over-year amount of markdown support received from vendors. SG&A dollars declined modestly during the quarter.

“I believe we have initiated the necessary management, organizational, and process changes to substantially improve the future operating performance of SFAE. I will be directly involved in the day-to-day operations of this business going forward.”

Sadove also noted, “There were some bright spots within SFAE for the quarter. Saks Fifth Avenue’s New York flagship store, which comprises nearly 20% of SFAE’s revenues, achieved a solid sales increase for the quarter on top of a very strong performance last year. Additionally, the Saks Direct business posted a sales increase in excess of 50% over last year’s fourth quarter.”

Full Year Performance

SDSG’s operating income for 2005 totaled $155.2 million, a $5.7 million decline from $160.9 million in the prior year. The decline was attributable to the loss of operating income from Proffitt’s/McRae’s, partially offset by lower NDSG depreciation expense. Excluding Proffitt’s/McRae’s and the impact of NDSG depreciation, operating income would have increased by approximately $28 million, or 25%, for the year. Comparable store sales grew 0.6%, the gross margin rate improved, and the SG&A rate was essentially flat year-over-year as a percent of sales.

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SFAE’s operating income for 2005 declined to $22.3 million from $118.8 million last year. Comparable store sales increased 4.0%; however, the gross margin rate deteriorated substantially. SG&A expenses climbed principally as a result of the costs associated with the aforementioned investigations; investments in marketing, store, and other key strategic initiatives; and certain costs related to organizational changes.

Balance Sheet Highlights

Assets related to NDSG will be classified as “Assets Held for Sale” on the January 28, 2006 balance sheet.

Including merchandise inventory classified within “Current Assets Held for Sale,” consolidated inventories at January 28, 2006 totaled $1.26 billion, a 16.8% decrease over the prior year, which primarily related to the sale of Proffitt’s/McRae’s. Consolidated comparable store inventories decreased approximately 5% over last year, with similar declines at both SDSG and SFAE.

The Company ended the quarter with approximately $80 million of cash on hand and no outstanding borrowings on its $800 million revolving credit facility. The Company repurchased approximately $607 million of senior notes during the year, and as a result, total debt (including capitalized leases) at January 28, 2006 declined from one year ago by nearly 50% to approximately $731 million, and debt-to-capitalization was 26.8%.

The Company increased its common share repurchase authorization by 35 million shares during the fourth quarter of 2005. The Company purchased 12.9 million shares of common stock during the year (all in the fourth quarter) for a total of approximately $224 million. The Company has remaining availability of approximately 37.8 million shares under its 70 million share repurchase authorization.

Use of Proceeds from NDSG; Special Cash Dividend

The Company announced that the Company’s Board of Directors has adopted a resolution expressing the Board’s intention to declare a special cash dividend of $4 per common share, immediately following the closing of the NDSG sale, which is expected to close by March 13, 2006. Douglas E. Coltharp, Chief Financial Officer of the Company, noted, “We believe this special dividend will represent an efficient and straightforward way to distribute to all of our shareholders a substantial portion of the NDSG sale proceeds.” The Board’s intention is that the special dividend, when declared, would be payable on May 1, 2006 to shareholders of record as of April 14, 2006. The dividend payout is expected to total approximately $550 million based on the current shares outstanding.

Coltharp continued, “Upon closing the NDSG transaction, we will have generated net proceeds from the sale of Proffitt’s/McRae’s and NDSG of approximately $1.6 billion. Including the proposed $4 per share special dividend, we will have utilized approximately $1.375 billion, or 86%, of these proceeds, with approximately $775 million (or 56% of the deployed proceeds) returned to our shareholders and approximately $600 million (or 44% of deployed proceeds) utilized to retire debt. Including the proposed dividend, total shareholder distributions since 1999

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will total almost $1.285 billion (approximately $9.18 per share assuming average shares outstanding of approximately 140 million).

“The funds deployed to retire debt have significantly improved our balance sheet and created appropriate financial leverage for our residual businesses. Pro forma for the NSDG transaction, we will have approximately $700 million in funded debt (inclusive of approximately $85 million of capitalized lease obligations), and we believe it is appropriate to target ongoing financial leverage with a Funded Debt/EBITDA ratio of less than 2.5x. At our request, effective with the sale of NDSG, our revolving credit facility committed amount will be decreased from $800 million to $500 million. There are currently no borrowings under this facility.”

Coltharp concluded, “Following the sale of NDSG and the declaration and payment of the $4 per share special dividend, we expect to have approximately $400 million of invested cash. We plan to maintain a portion of this cash to provide flexibility for further balance sheet refinements, to invest in our core businesses, and to cover any transition costs related to the disposition of Proffitt’s/McRae’s and NDSG. Our current plan is to target any residual cash for additional shareholder distributions in the form of share repurchases, an additional dividend, or a combination of both. The pool of funds available for future shareholder distributions may be augmented by the net proceeds from any monetization of the Parisian business resulting from the strategic alternatives process currently underway.”

Concluding Comments

Sadove noted, “The Company is intensely focused on creating shareholder value. In spite of our disappointing financial performance for 2005, we have made substantial progress on many fronts during the last 12 months, including:

•	Monetizing the assets in our slower growth traditional department store businesses, including:

•	selling the Proffitt’s/McRae’s business to Belk for $623 million in July 2005 and

•	agreeing to sell the NDSG business to Bon-Ton for $1.185 billion;

•	Improving the capital structure of the organization by:

•	reducing funded debt (including capitalized leases) by nearly $625 million, or nearly 50%, primarily by repurchasing $607 million in senior notes with the proceeds from the sale of Proffitt’s/McRae’s,

•	purchasing 12.9 million shares of common stock for a total of approximately $224 million, and

•	proposing to declare a $4 per share special dividend;

•	Improving the strategic positioning of our Parisian specialty department store business by:

•	adding a seasoned executive, Toni Browning, to the post of President/CEO,

•	opening a new prototype store in metropolitan Memphis, and

•	making plans to solidify its position in core markets such as Birmingham and Detroit with new units and to extend its geographic reach with the planned opening of two new stores in Arkansas over the next 18 months;

•	Launching the strategic alternatives process for Parisian;

•	Improving the strategic positioning of SFAE by:

•	changing and strengthening its leadership and streamlining the organizational/reporting structure;

•	continuing to grow the Saks Direct business, with revenues up nearly 40% from last year;

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•	completing the internal investigations at Saks Fifth Avenue, repaying affected vendors, and strengthening vendor relationships; and

•	completing renovations in the Atlanta, San Antonio, and Boca Raton Saks Fifth Avenue flagship stores, enhancing our positions in these key markets.”

Outlook for 2006

Sadove noted, “Our main focus areas in 2006 will be to:

•	substantially improve the operating performance of SFAE:

•	we are expecting low-to-mid single digit comps at SFAE in the near term

•	we are expecting substantial year-over-year improvement in the SFAE gross margin rate;

•	complete the strategic alternatives process for Parisian;

•	fulfill our transition service agreements for Proffitt’s/McRae’s with Belk (through mid-2006) and for NDSG with Bon-Ton (through mid-2007);

•	develop and begin implementing a plan for a cost-effective support infrastructure, which process will accelerate once the transactions are completed and the transition service periods end. This is an effort that is substantially underway and is designed to ensure that:

•	expenses related to providing discontinued support services (i.e., those not covered by a transition service agreement with the purchaser) to divested businesses are immediately reduced;

•	expenses related to providing transition services are reduced following the termination of any such contractual obligations; and

•	a pro forma cost structure for the residual business is developed which does not serve as an impediment to achieving a competitive operating margin;

•	effectively and efficiency deploy the transaction proceeds and appropriately structure the balance sheet.

“As a result of these activities, forecasting results and making year-over-year comparisons will be particularly challenging. 2006 will be a transition year, and we expect to incur one-time costs and costs related to redundant operations as we execute through the transition. We are committed to providing the investor community with detail on these costs when they become available.”

In light of these circumstances, management believes that the following assumptions are reasonable for 2006 (assuming a full year of operation for Parisian):

•	Interest expense approximating $50 million, a significant decline from 2005 levels due to reduced indebtedness.

•	Depreciation and amortization ranging from $160 million to $170 million, decreasing over 2005 expense due to the elimination of Proffitt’s/McRae’s and NDSG from the store base.

•	An effective tax rate of approximately 40.0%.

For the full year, management expects net capital spending will total approximately $175 million to $200 million. The major components of this spending include approximately: (i) $60 million for SFAE expansions and remodels, (ii) $30 million for new Parisian stores, (iii) $15 million for Parisian expansions and remodels, and (iv) the balance primarily for merchandising, maintenance capital, and information technology.

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Sadove continued, “We remain confident regarding the future prospects for SFAE. We have the most recognized brand name in luxury retailing, a top quality real estate portfolio led by our New York flagship store, and great vendor relationships. We like the growth prospects and competitive dynamics of the luxury sector. We believe we can close the gap in operating margins with our peer group over time. Our three-to-four year operating margin goal for this business is 8%. This operating margin goal assumes the divestiture of the Parisian business and includes the absorption of approximately $20 million of the previously ‘unallocated’ corporate expenses. We believe that, as we transition to this business model, we can identify sufficient expense reductions to offset any further deleverage associated with the disposition of the SDSG businesses.

“Going forward, we will focus on improving the operations of Saks Fifth Avenue through:

•	restoring comparable store sales momentum through renewed attention to our core customer and a heightened focus on appropriate merchandise assortments by market;

•	gross margin expansion through improved inventory management driven by organizational changes, improved disciplines, and an enhanced merchandise planning system to be implemented in spring 2006;

•	significant expense reductions; and

•	disciplined capital spending.”

Sadove concluded, “As we enter 2007, assuming the Parisian business is no longer a part of Saks Incorporated, the Company essentially will consist of Saks Fifth Avenue Enterprises. In 2007, we expect SFAE revenues will approximate $3.0 billion and that our gross margin rate will be significantly better than 2005 levels. While we will be concluding the transition services agreement with Bon-Ton, we will have made substantial progress on right-sizing the organization and expense structure of the Company.”

Saks Fifth Avenue New Orleans Store

The Saks Fifth Avenue store in New Orleans suffered damage related to Hurricane Katrina, which struck in late August 2005. Sadove noted, “We are anxious to reopen our New Orleans store, and we have been working closely with New Orleans city and business leaders to do so. We expect to reopen the store in November of this year. The tourist and convention business is building in New Orleans, and the Canal Place Mall, where our store is located, is reopening this month, with approximately 75% of the stores opening at that time. Saks Fifth Avenue has a wonderful franchise and many loyal customers and associates in New Orleans, and we look forward to our reopening.”

The Saks Fifth Avenue New Orleans store is covered by both property damage and business interruption insurance. The property damage coverage will pay to repair and/or replace the physical property damage and inventory loss, and the business interruption coverage will reimburse the Company for lost profits as well as continuing expenses related to loss mitigation, recovery, and reconstruction for the full duration of the reconstruction period plus three months. As previously noted, the Company recorded both (i) a gain on the excess of the expected replacement insurance value over the recorded net book value of the lost and damaged assets and (ii) expenses related to the insurance deductible in the fiscal year ended January 28, 2006.

Total company revenues were negatively affected by approximately $17 million and $26 million, respectively, for the fourth quarter and full fiscal year of 2005, and operating income was negatively affected by approximately $6 million and $13 million, respectively, for the fourth

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quarter and full fiscal year of 2005, due to the New Orleans store closing. Prior to the closing, the New Orleans store generated annual revenues in excess of $50 million and operating income of approximately $12 million.

Other Store News

In 2005, the Company opened a 90,000 square foot Parisian store in Gadsden, Alabama (previously a McRae’s store) and opened a new prototype 130,000 square foot Parisian store in Collierville, Tennessee (metropolitan Memphis).

During the year, the Company closed five underperforming stores (excluding Proffitt’s/McRae’s and NDSG) in order to better allocate resources to its most productive units. The Company closed a 129,600 square foot Parisian store in Birmingham, Alabama; a 74,500 square foot Saks Fifth Avenue store in Kansas City, Missouri; a 72,100 square foot Saks Fifth Avenue store in Skokie, Illinois; a 14,800 square foot Off 5th store in Myrtle Beach, South Carolina; and a 32,900 square foot Off 5th store in Skokie, Illinois. The Company previously announced its intention to close three additional Saks Fifth Avenue stores (Fort Worth, TX; Mission Viejo, CA; and Palos Verdes, CA) at dates yet to be determined.

The Company has announced plans to open new Parisian stores in Birmingham, Alabama in fall 2006; Little Rock, Arkansas in fall 2006; Detroit, Michigan in 2007; and Rogers, Arkansas in 2007.

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the fourth quarter ended January 28, 2006 compared to last year’s fourth quarter ended January 29, 2005 were:

	This Year	Last Year	Total (Decrease)	Comparable Increase
SDSG	$970.8	$1,225.2	(20.8)%	2.4%
SFAE	802.0	839.9	(4.5)%	1.4%

Total	$1,772.8	$2,065.1	(14.2)%	1.9%

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the fiscal year ended January 28, 2006 compared to the fiscal year ended January 29, 2005 were:

	This Year	Last Year	Total (Decrease)	Comparable Increase
SDSG	$3,220.9	$3,700.0	(12.9)%	0.6%
SFAE	2,732.5	2,737.3	(0.2)%	4.0%

Total	$5,953.4	$6,437.3	(7.5)%	2.1%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	Quarter Ended		Fiscal Year Ended
	Jan. 28, 2006	Jan. 29, 2005	Jan. 28, 2006	Jan. 29, 2005
SDSG leased commissions	$5.4	$7.6	$15.4	$19.1
SFAE leased commissions	9.2	9.9	26.2	27.9

Total leased commissions	$14.6	$17.5	$41.6	$47.0

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Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, March 1, 2006 to discuss fourth quarter and year-end results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 4588336).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation; the effects of the delay in the filing with the SEC of the Company’s Form 10-K for the fiscal year ended January 29, 2005 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2005 and July 30, 2005; the ability of The Bon-Ton Stores, Inc. to obtain financing to complete its purchase of the Company’s NDSG business; and the success of the Company’s exploration of strategic alternatives for its Parisian business. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 29, 2005 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

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Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	January 28, 2006		January 29, 2005
Net sales	$1,772,823	100.0%	$2,065,082	100.0%
Cost of sales	1,137,433	64.2%	1,304,744	63.2%

Gross margin	635,390	35.8%	760,338	36.8%
Selling, general and administrative expenses	396,942	22.4%	444,388	21.5%
Other operating expenses:
Property and equipment rentals	45,219	2.6%	50,339	2.4%
Depreciation & other amortization	48,485	2.7%	61,424	3.0%
Taxes other than income taxes	38,756	2.2%	41,322	2.0%
Store pre-opening costs	669	0.0%	121	0.0%
Impairments and dispositions	63,929	3.6%	(2,035)	-0.1%

Operating income (loss)	41,390	2.3%	164,779	8.0%
Other income (expense):
Interest expense	(14,856)	-0.8%	(29,674)	-1.4%
Loss on extinguishment of debt	(355)	0.0%	—	0.0%
Other income (expense), net	1,256	0.1%	1,101	0.1%

Income (loss) before provision (benefit) for income taxes	27,435	1.5%	136,206	6.6%
Provision (benefit) for income taxes	29,677	1.7%	39,566	1.9%

Net income (loss)	$(2,242)	-0.1%	$96,640	4.7%

Basic earnings (loss) per common share:	$(0.02)		$0.71
Diluted earnings (loss) per common share:	$(0.02)		$0.68
Weighted average common shares:
Basic	136,406		137,011
Diluted	136,406		141,516

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Year Ended
	January 28, 2006		January 29, 2005
Net sales	$5,953,352	100.0%	$6,437,277	100.0%
Cost of sales	3,742,459	62.9%	3,995,460	62.1%

Gross margin	2,210,893	37.1%	2,441,817	37.9%

Selling, general and administrative expenses	1,548,747	26.0%	1,614,658	25.1%
Other operating expenses:
Property and equipment rentals	190,471	3.2%	203,451	3.2%
Depreciation & other amortization	210,115	3.5%	229,145	3.6%
Taxes other than income taxes	160,723	2.7%	164,067	2.5%
Store pre-opening costs	4,112	0.1%	4,520	0.1%
Impairments and dispositions	(105,361)	-1.8%	31,751	0.5%

Operating income	202,086	3.4%	194,225	3.0%
Other income (expense):
Interest expense	(85,778)	-1.4%	(114,035)	-1.8%
Loss on extinguishment of debt	(29,375)	-0.5%	—	0.0%
Other income (expense), net	7,705	0.1%	4,048	0.1%

Income (loss) before provision (benefit) for income taxes	94,638	1.6%	84,238	1.3%

Provision (benefit) for income taxes	72,290	1.2%	23,153	0.4%

Net income (loss)	$22,348	0.4%	$61,085	0.9%

Basic earnings (loss) per common share:	$0.16		$0.44
Diluted earnings (loss) per common share:	$0.16		$0.42

Weighted average common shares:
Basic	138,348		139,470
Diluted	143,571		144,034

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended
	January 28, 2006	January 29, 2005
Net Sales:
Saks Department Stores Group	$970,777	$1,225,192
Saks Fifth Avenue Enterprises	802,046	839,890

	$1,772,823	$2,065,082

Operating Income:
Saks Department Stores Group	$119,431	$124,461
Saks Fifth Avenue Enterprises	7,591	58,037
Items not allocated	(85,632)	(17,719)

	$41,390	$164,779

Depreciation and Amortization:
Saks Department Stores Group	$13,365	$34,328
Saks Fifth Avenue Enterprises	34,451	26,314
Other	669	782

	$48,485	$61,424

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Year Ended
	January 28, 2006	January 29, 2005
Net Sales:
Saks Department Stores Group	$3,220,923	$3,699,954
Saks Fifth Avenue Enterprises	2,732,429	2,737,323

	$5,953,352	$6,437,277

Operating Income:
Saks Department Stores Group	$155,228	$160,889
Saks Fifth Avenue Enterprises	22,335	118,797
Items not allocated	24,523	(85,461)

	$202,086	$194,225

Depreciation and Amortization:
Saks Department Stores Group	$97,586	$126,005
Saks Fifth Avenue Enterprises	109,967	100,497
Other	2,562	2,643

	$210,115	$229,145

SAKS INCORPORATED

SUMMARY OF CHARGES AND GAINS

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended		(UNAUDITED) Year Ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
Summary of (Charges) and Gains:

Impairments and Dispositions – In Normal Course	$(12,934)	$(2,764)	$(2,149)	$(12,056)
Goodwill Impairment	(51,529)	—	(51,529)	—

Belk Transaction:
Impairments and Dispositions	7		156,326
Gross Margin (markdowns)			(801)

SFAE Store Closings:
Impairments and Dispositions	526	7,196	2,625	(17,295)
Gross Margin (markdowns)	—	(7,136)	(241)	(7,136)
SG&A (principally severance)	(53)	(2,558)	(1,316)	(3,711)

SDSG North Carolina Store Closings:
Impairments and Dispositions	—	(2,400)	87	(2,400)
Gross Margin (markdowns)	—	(505)	(581)	(505)
Other	(37)	—	112	—
Loss on Debt Extinguishment	(355)	—	(29,375)	—

Income Taxes:
Income Tax Effect of Above Items	8,091	2,981	(65,419)	15,733
Change in Income Tax Reserves	—	—	—	(2,555)

Net, After-Tax Certain Gains and Charges	$(56,284)	$(5,186)	$7,739	$(29,925)

Cash/Non-Cash Summary of (Charges) and Gains:

Cash Gains and Charges	$1,838	$8,153	$650,148	$5,000
Non-Cash Gains and Charges	(66,213)	(16,320)	(576,990)	(48,103)
Income Tax Effect	8,091	2,981	(65,419)	13,178

Net, After-Tax Certain Gains and Charges	$(56,284)	$(5,186)	$7,739	$(29,925)